Exhibit 99.1
FOR IMMEDIATE RELEASE
September 14, 2006
7:30 a.m. CDT
The Dallas Morning News Completes Voluntary Severance Program
DALLAS – Belo Corp. (NYSE: BLC) announced today that its largest newspaper, The Dallas Morning News, has confirmed 111 acceptances related to a previously announced voluntary severance program for newsroom employees. The program is part of a broad organizational realignment at The Morning News, adapting print and online products to reflect evolving, fundamental changes in the use of media by consumers and advertisers in the Dallas/Fort Worth area.
     “We deeply appreciate the service and dedication of our colleagues who have chosen to accept the voluntary severance package and wish them all the best in their future endeavors,” said Jim Moroney, publisher and chief executive officer of The Dallas Morning News. “The number of confirmed acceptances meets our strategic newsroom realignment goals, and we will have a very deep and capable team of about 450 professionals to continue producing a newspaper of distinction. As we empower reporters and photographers to further apply methods in new media to communicate stories, our emphasis will remain squarely on excellence in every regard.”
     Robert W. Decherd, Belo’s chairman, president and chief executive officer, said, “Belo is intensely focused on the right allocation of resources enterprise-wide, building up necessary competitive capabilities, and maintaining marketing and new product investments, while reducing costs wherever possible. Thus far in 2006, Belo has eliminated more than 200 positions Company-wide, with approximately 30 of these reallocated to more Internet-centric roles. We’ve reduced overall employment and other operating expenses by more than $21 million on an annualized basis, including The Morning News’ projected savings related to the voluntary severance program.”
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Voluntary Severance Program
September 14, 2006
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Voluntary Severance
     The voluntary severance program was offered to almost all newsroom employees, and consists of a severance payment of two weeks of base pay per year of continuous employment up to 15 years, and three weeks of base pay for each year of service that exceeds 15. An additional lump-sum payment equal to 12 months of the employee’s currently applicable COBRA health care premium is included. The final day of work for most newsroom employees with confirmed acceptances under the voluntary severance program will be September 15. The aggregate amount of severance payments related to the program is estimated at $6.7 million, approximately $5 million of which will be recorded in the third quarter financial results of The Morning News, with the remainder recorded in the fourth quarter. The newspaper expects approximately $9.9 million in ongoing annualized savings in direct compensation and benefits.
About The Dallas Morning News
Established in 1885, The Dallas Morning News is the nation’s tenth largest newspaper, serving a weekly print and online audience of more than 2.1 million. The newspaper has received eight Pulitzer Prizes since 1986, as well as numerous other industry awards recognizing the quality of its investigative and feature journalism, design and photojournalism. Its Web site, DallasNews.com, received the Scripps Howard Foundation National Award for Web Reporting in 2005. In 2003, the paper launched the leading Spanish-language daily in North Texas, Al Día; the standard-setting free weekday paper, Quick; and the nation’s first editorial blog. The Dallas Morning News is the flagship newspaper subsidiary of Belo Corp. (NYSE: BLC), one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,700 employees and $1.5 billion in revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island.
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Voluntary Severance Program
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About Belo
Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,700 employees and more than $1.5 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s other daily newspapers are The Providence Journal, The Press-Enterprise (Riverside, California) and the Denton Record- Chronicle (Denton, Texas). The company also publishes specialty publications targeting young adults and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.